SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                      INTEGRATED ALARM SERVICES GROUP, INC.


--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45890M109

--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 2, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


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     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45890M109
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,424,770

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,424,770

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,424,770

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.8%

12.  TYPE OF REPORTING PERSON

     IA; OO

CUSIP No. 45890M109
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Contrarian Equity Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,379,172

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,379,172

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,379,172

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.6%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No.   45890M109
            ---------------------

Item 1(a).  Name of Issuer:

            INTEGRATED ALARM SERVICES GROUP, INC.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            One Capital Center
            99 Pine Street, 3rd Floor
            Albany, New York  12207
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Contrarian Capital Management, L.L.C.
            Contrarian Equity Fund, L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            411 West Putnam Avenue
            Suite 225
            Greenwich, CT 06830
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            45890M109
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:

            Contrarian Capital Management, L.L.C. 1,424,770
            Contrarian Equity Fund, L.P. 1,379,172
            --------------------------------------------------------------------

     (b)    Percent of class:

            Contrarian Capital Management, L.L.C.  5.8%
            Contrarian Equity Fund, L.P. 5.6%
            --------------------------------------------------------------------

     (c)    Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:

               Contrarian Capital Management, L.L.C. 0
               Contrarian Equity Fund, L.P. 0

         (ii)  Shared power to vote or to direct the vote:

               Contrarian Capital Management, L.L.C. 1,424,770
               Contrarian Equity Fund, L.P. 1,379,172

         (iii) Sole power to dispose or to direct the disposition of:

               Contrarian Capital Management, L.L.C. 0
               Contrarian Equity Fund, L.P. 0

         (iv)  Shared power to dispose or to direct the disposition of

               Contrarian Capital Management, L.L.C. 1,424,770
               Contrarian Equity Fund, L.P. 1,379,172

Item 5.     Ownership of Five Percent or Less of a Class.

            N/A
            --------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification  and  Classification  of Members of the Group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            N/A
            --------------------------------------------------------------------

Item 10.    Certifications.

            By signing below, the reporting persons certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CONTRARIAN CAPITAL MANAGEMENT, L.L.C.*

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


CONTRARIAN EQUITY FUND, L.P.*
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member


Date:  February 14, 2005




*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2005 relating to the Common Stock of Integrated Alarm Services Group, Inc. shall be filed on behalf of the undersigned.

CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member

Date:  February 14, 2004


CONTRARIAN EQUITY FUND, L.P.
By: Contrarian Capital Management, L.L.C.

/s/ Jon R. Bauer
-------------------
By: Jon R. Bauer
Title:  Managing Member






01385.0001 #545566